FIRST AMENDMENT TO

COMMERCIAL LEASE AGREEMENT AND OPTION TO PURCHASE

That certain Commercial Lease Agreement and Option to Purchase by and between Jon Neal Simmons and Betty Jo Simmons ("Landlord") and Verde Estates, LLC ("Tenant"), signed and dated the 10th day of February 2022, is hereby amended, modified, superseded in the following particulars only:

Replace XVI (2) in its entirety to now read as follows:

Before or after the Landlord successfully subdivides the Gymnasium, the Landlord shall give the Tenant the exclusive option to purchase the Gymnasium for a sum of Forty Thousand Dollars ($40,000.00) and 180,000 newly issued Verde Resources Inc (VRDR) shares. Tenant may have until December 31, 2022, to exercise this option.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this 12th day of September, 2022.

Landlord:

Grantee:
Verde Estates, LLC

Jon Neal Simmons

By:
Yau Soo

Betty Jo Simmons